Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-130301 on Form S-3 of our reports dated August 28, 2012, relating to the consolidated financial statements and financial statement schedule of Delta Natural Gas Company, Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Delta Natural Gas Company, Inc. for the year ended June 30, 2012 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

Indianapolis, Indiana
August 28, 2012